Exhibit 16.1

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549

Re: Laser Photonics Corporation, Form 8-K Filing Dated January 6, 2026

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of the Form 8-K filed by Laser Photonics Corporation (the “Company”) with the Securities and Exchange Commission, dated January 6, 2026, regarding the change in the Company’s independent registered public accounting firm. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with the other statements of Laser Photonics Corporation contained therein.

Sincerely,

/s/M&K CPAS, PLLC

The Woodlands, TX

January 6, 2026